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                                  EXHIBIT 5.1

                          [COOLEY GODWARD LETTERHEAD]



January 19, 2001

Global Sports, Inc.
1075 First Avenue
King of Prussia, PA 19406

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Global Sports, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 157,747 shares (the "Shares") of the Company's common stock, $0.01 par value, that may become issuable by the Company as a result of its assumption of options issued under the Fogdog, Inc. 1999 Stock Incentive Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement, the Plan, the Company's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to any shares that may be issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ David A. Lipkin
     ----------------------
         David A. Lipkin, Esq.

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